Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Cohu, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.	The name of the corporation is Cohu, Inc.

2.

That an Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on June 5, 2024, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is:

As written, ARTICLE FOURTEEN of the Certificate inadvertently could be interpreted to provide restrictive conditions related to the removal of the directors for cause.

4.	ARTICLE FOURTEEN of the Certificate is corrected to read as follows:

The Board of Directors of this Corporation is divided into three classes, Class 1, Class 2 and Class 3. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra Director shall be a member of Class 3, and if the fraction is two-thirds, one of the Directors shall be a member of Class 3 and the other shall be a member of Class 2. Each Director shall serve for a term ending on the date of the third annual meeting following that at which such Director is elected, and Directors of only one class shall be elected at any annual meeting, except as hereinafter provided. The Directors elected at the meeting of stockholders at which the Amendment to the Certificate of Incorporation of this Corporation to include this Article is approved shall determine which of them shall belong to Class 1, which to Class 2, and which to Class 3 by resolution of the Board, which resolution when adopted may not be amended or rescinded. Those so determined as belonging to Class 1 shall serve for a term ending on the annual meeting date next following, those so determined as belonging to Class 2 shall serve for a term ending on the second annual meeting date next following, and those so determined as belonging to Class 3 shall serve a full term as hereinabove provided. The foregoing notwithstanding, each Director shall serve until a successor shall have been duly elected and qualified unless he shall resign, become disqualified, die or shall be removed for cause.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction on this 3rd day of April, 2025.

By:	/s/ Emily Lough
Name: Emily Lough
Title: General Counsel and Secretary